Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

CNL HEALTHCARE TRUST ACQUIRES SEVEN SENIOR HOUSING COMMUNITIES

IN $226 MILLION AGREEMENT

— Joint venture with Sunrise Senior Living expands senior housing portfolio —

(ORLANDO, Fla.) July 3, 2012 — CNL Healthcare Trust, Inc., a real estate investment offering focused on senior housing and healthcare real estate, has acquired seven senior housing communities valued at approximately $226 million through a joint venture agreement with Sunrise Senior Living, Inc. (NYSE: SRZ).

Under the terms of the agreement, CNL Healthcare Trust owns approximately 55 percent of the joint venture, and Sunrise owns the remaining portion. Sunrise will continue to operate the communities under a long-term management agreement.

“This joint venture with Sunrise strengthens CNL Healthcare Trust’s senior housing portfolio and is consistent with our strategy of partnering with leading operators in attractive markets across the country,” said Stephen H. Mauldin, president and CEO of CNL Healthcare Trust. “As our nation’s demographics continue to shift, there is a growing demand for quality senior housing and healthcare real estate, which continues to drive our attraction to these types of investments. With our team’s deep and broad healthcare operating and investment experience, CNL Healthcare Trust is well positioned to take advantage of opportunities.”

Sunrise on Connecticut Avenue in Washington, D.C.

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The seven communities, with an average age of less than five years, represent a total of 687 living units, comprised of 374 assisted living units, 184 memory-care units and 129 independent living units. The following senior housing communities are owned by the joint venture: Sunrise of Santa Monica in Santa Monica, Calif.; Sunrise on Connecticut Avenue in Washington, D.C.; Sunrise at Siegen in Baton Rouge, La.; Sunrise of Metairie, La., near New Orleans; Sunrise of Gilbert in Gilbert, Ariz., near Phoenix; Sunrise of Louisville in Louisville, Ky.; and Sunrise at Fountain Square in Lombard, Ill., near Chicago.

Sunrise of Santa Monica in Santa Monica, Calif.

In the last six months, CNL Healthcare Trust has acquired interests in senior living communities valued at more than $310 million, which are found in nine states and the District of Columbia. The company acquired five communities for $84.1 million in February.

About CNL Healthcare Trust

CNL Healthcare Trust, Inc. is an investment offering that acquires properties in the senior housing and healthcare sectors, although it may also acquire other income-producing properties. The company intends to qualify as a non-traded real estate investment trust. CNL Financial Group, LLC is the sponsor of CNL Healthcare Trust. For more information, visit www.CNLHealthcareTrust.com.

Financial advisors can contact the managing dealer of the CNL Healthcare Trust, CNL Securities, member FINRA/SIPC, at (866) 650-0650 (www.CNLSecurities.com).

Statement Regarding Forward-Looking Information

The information above contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements, including but not limited to, the factors detailed in our prospectus dated March 12, 2012, our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed from time to time with the U.S. Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; risks associated with the real estate markets in which the Company invests; risks associated with the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with its debt covenants; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity

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markets; availability of proceeds from our offering of our shares; competition for properties and/or tenants in the markets in which the Company engages in business; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the Company’s ability to make necessary improvements to properties on a timely or cost-efficient basis; defaults on or non-renewal of leases by tenants; failure to lease properties at all or on favorable terms; unknown liabilities in connection with acquired properties or liabilities caused by property managers or operators; the Company’s failure to successfully manage growth or integrate acquired properties and operations; material adverse actions or omissions by any joint venture partners, if applicable; increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding or potential litigation; risks associated with the Company’s tax structuring; the Company’s failure to qualify and maintain its status as a real estate investment trust and the Company’s ability to protect its intellectual property and the value of its brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward looking-statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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